                                                                    Exhibit 15.1


December 18, 2001



The Gap, Inc.
One Harrison Street
San Francisco, California 94105


We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. for the periods ended November 3, 2001 and October 28, 2000, for the periods ended August 4, 2001 and July 29, 2000 and for the periods ended May 5, 2001 and April 29, 2001, as indicated in our reports dated November 28, 2001, August 16, 2001, and May 16, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended November 3, 2001, August 4, 2001, and May 5, 2001, are being incorporated by reference in this Registration Statement on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

San Francisco, California